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                                                                    Exhibit 99.3

IN HOME HEALTH, INC. RECEIVES DEMAND FOR SPECIAL MEETING OF SHAREHOLDERS AND HIRES INVESTMENT BANKER TO EXPLORE STRATEGIC ALTERNATIVES

MINNETONKA, MINN., JUNE 1 /PRNEWSWIRE/ --

         In Home Health, Inc. (Nasdaq: IHHI - news) announced today that it received on May 31 from its largest stockholder, a subsidiary of Manor Care, Inc. (NYSE:HCR - news), a written demand that In Home call a special meeting of its shareholders to consider three proposals by Manor Care. The proposals are to remove all members of In Home's Board of Directors other than C. Michael Ford and Eugene Terry, to fix the number of members of the Board of Directors at six, and to elect to In Home's Board four individuals who are officers and employees of Manor Care or its subsidiaries.

         Manor Care currently owns 2,250,000 shares of In Home's common stock, constituting 41% of In Home's outstanding shares of common stock. Manor Care also owns 200,000 shares of In Home's Series A Preferred Stock, which is convertible at $6.00 per share into 3,333,333 shares of In Home common stock.

         Mr. Ford and Mr. Terry, along with James Lynn, Wolfgang von Maack and Judith Storfjell, were elected to In Home's Board at the most recent annual meeting of shareholders on February 23, 2000. On May 4, 2000, Stephen Jessup was appointed as an additional member of the Board. Mr. von Maack, In Home's former Chief Executive Officer, resigned from the Board on May 31, 2000. Thus Manor Care's proposal to remove directors other than Mr. Ford and Mr. Terry would, if adopted, affect Dr. Lynn, Mr. Jessup and Dr. Storfjell. Manor Care is proposing that M. Keith Weikel, Geoffrey Meyers, Rodney Hildebrant and Steven Cavanaugh, all of whom are officers of Manor Care or one of its subsidiaries, be elected to In Home's Board in their place.

         In Home's Board has authorized the Company to hire the investment banking firm of Houlihan, Lokey Howard & Zukin to advise and assist the Board in evaluating and responding to Manor Care's interest in the Company and in exploring possible strategic alternatives to maximize shareholder value. The Board began considering investment bankers in response to a May 22, 2000 letter from Manor Care in which it stated that "Our preliminary analysis indicates that we should be able to offer shareholders a meaningful premium to the current trading price of IHHI shares and provide them with an alternative to holding those shares." To date, no specific proposal has been received by In Home's Board from Manor Care. The Board has asked Houlihan Lokey to pursue discussions with Manor Care and to explore possible alternatives.

         The Board has appointed Mr. Ford to act as the Company's Interim Chairman and CEO, and Dr. Storfjell as Interim President and COO. The Board currently expects to call the special meeting of shareholders within 30 days, and to hold the meeting within 90 days, but further developments could change those plans.


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         With annual revenues of approximately $87 million, In Home Health specializes in providing quality comprehensive health care services to clients of all ages in their homes. In Home Health provides these services through a network of 39 offices in 20 markets located in 15 states.


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